UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2023

Stronghold Digital Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40931	86-2759890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, 28th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (845) 579-5992

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SDIG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas Doherty

As previously announced, on October 27, 2022, Stronghold Digital Mining Holdings, LLC as borrower, an affiliate of Stronghold Digital Mining, Inc. (the “Company”), and each subsidiary of the Company, entered into a secured credit agreement (the “Credit Agreement”) with WhiteHawk Finance LLC (“Whitehawk”) and/or its affiliates or designees and the other lenders from time to time party thereto (collectively, the “Lenders”) to refinance the equipment financing agreement, dated June 30, 2021 by and between Stronghold Digital Mining Equipment, LLC (“Stronghold LLC”) and WhiteHawk (the “WhiteHawk Financing Agreement”), effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and $23.0 million in additional commitments.

As previously announced, on February 6, 2023, the Company, its subsidiaries and WhiteHawk Capital Partners LP, as collateral agent and administrative agent, and the lenders thereto, entered into an amendment to the Credit Agreement (the “First Amendment”) in order to modify certain covenants and remove certain prepayment requirements contained therein. All capitalized words used but not defined herein have the meanings assigned in the First Amendment.

Pursuant to the First Amendment, the Company agreed to appoint an additional independent director that is reasonably satisfactory to the Required Lenders to its Board of Directors (the “Board”) to serve until the Company’s next annual meeting, and to nominate such person for election at its next annual meeting. On March 7, 2023, the Board appointed Thomas Doherty to the Board, with a term expiring at the 2023 annual meeting of stockholders, or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. There are no transactions in which Mr. Doherty has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Doherty and any other persons pursuant to which he was appointed as a director of the Company. Based upon information requested from and provided by Mr. Doherty concerning his background, employment and affiliates, including family relationships, the Board has determined that Mr. Doherty does not have any relationships that would interfere with the exercise of independent judgement in carrying out the responsibilities of a director and that Mr. Doherty is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission and the listing requirements of the Nasdaq Stock Market.  Simultaneously with his appointment to the Board, the Board appointed Mr. Doherty to serve on the Nominating and Corporate Governance Committee of the Board, effective immediately.

Mr. Doherty will receive a pro-rated portion of the standard non-employee director compensation for his service as a director, which currently consists of (i) an annual cash retainer equal to $55,000, such retainer payable in cash or in the Company’s Class A common stock, par value $0.0001 (“Common Stock”), at the director’s election, (ii) an equity award equal to $100,000, which shall be paid in fully vested shares of Common Stock on a quarterly basis in arrears and (iii) reimbursement for travel expenses and other reasonable out-of-pocket expenses while performing duties to the Board.

In connection with his appointment, the Company and Mr. Doherty entered into the Company’s standard form of indemnification agreement, which requires the Company to indemnify Mr. Doherty to the fullest extent permitted under Delaware law against liability that may arise by reason of Mr. Doherty’s service to the Company, and to advance expenses incurred as a result of any proceeding against such individual as to which he could be indemnified.

Mr. Doherty serves as managing partner of Argus Management, a financial advisory company that focuses on business analysis and forecasting, liquidity management and investment banking. Mr. Doherty has been with Argus Management since 1998. Mr. Doherty is a graduate of Suffolk University where he majored in Finance and Banking. He graduated Magna Cum Laude from the school of business management.

The Company believes Mr. Doherty is well qualified to serve as a director due to his extensive experience as an advisor and his previous experience on other company boards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGHOLD DIGITAL MINING, INC.

	By:	/s/ Gregory A. Beard
		Name:	Gregory A. Beard
		Title:	Chief Executive Officer and Co-Chairman

Date: March 13, 2023